Exhibit 99.1

Ryman Hospitality Properties, Inc. Announces Completion of Gaylord Rockies Resort & Convention Center Refinancing

NASHVILLE, Tenn. (July 2, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported that the joint venture that owns Gaylord Rockies Resort & Convention Center has successfully completed the refinancing of its prior construction loan and mezzanine loan, which were scheduled to mature in December 2019.

The new loan consists of an $800 million term loan and an additional $80 million of borrowing capacity should the joint venture decide to pursue a future expansion. The new loan matures in July 2023 with three, one-year extension options and bears interest at LIBOR plus 2.50%. The loan is secured by a deed of trust lien on the Gaylord Rockies real estate and related assets. In addition, Ryman and an affiliate of the other principal owner entered into limited guaranties of a 10% portion of the principal debt, together with interest and operating expenses. Other than (i) those limited guaranties (which are to be released once the project achieves a certain debt service coverage threshold), (ii) a completion guaranty in the event the expansion is pursued and (iii) customary carve-outs, the loan is entirely non-recourse to Ryman. Wells Fargo is the agent and arranger for the loan. Simultaneously with the loan closing, the joint venture entered into an interest rate swap to fix the LIBOR portion of the interest rate at 1.65% for the first 3 years of the loan. The Gaylord Rockies joint venture will use the loan proceeds to repay the construction and mezzanine loans and, after repayment of expenses, will distribute excess proceeds to its owners.

Ryman Hospitality Properties, which owns 61.2% of the Gaylord Rockies joint venture, expects to receive a distribution of approximately $153 million, which it will use to repay a portion of the outstanding indebtedness under the Ryman revolving credit facility.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “We are pleased to announce this refinancing, which creates a new financing structure that better reflects our long-term position in this venture and frees up additional borrowing capacity under our revolving credit facility.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to remain qualified as a REIT for federal income tax purposes, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO available to common shareholders and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com

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